                                                                   EXHIBIT 23.1


We consent to the incorporation by reference in Registration Statements No. 333-13281 and 333-76176 of Cox Radio, Inc. on Form S-8 and Registration Statement No. 333-35398 of Cox Radio, Inc., Cox Radio Trust I and Cox Radio Trust II on Form S-3 of our report dated February 7, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, effective January 1, 2002, of Statement of Financial Accounting Standards No. 142 and relating to the adoption, effective January 1, 2001, of Statement of Financial Accounting Standards No. 133, as amended), appearing in this Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 31, 2003